UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 8, 2013 (January 2, 2013)

MYOS CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	000-53298	20-8758875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Horsehill Road, Suite 106
Cedar Knolls, New Jersey 07927
 (Address of Principal Executive Offices)

(973) 509-0444
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2013, MYOS Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Glen R. Fleischer pursuant to which Mr. Fleischer will serve as the Company’s Chief Executive Officer and as a member of the Company’s board of directors (the “Board”).

From January 2009 to June 2011, Mr. Fleischer served as president of the pet division of Central Garden & Pet Company (NASDAQ:CENT), one of the largest suppliers in the pet and lawn and garden supplies industries in the United States. He served in various executive positions at Kraft Foods Group, Inc. (formerly Nabisco, Inc.) (NASDAQ:KRFT) from August 1992 to March 2008, including Vice President, Strategy, and Vice President, Business Development, for the snacks division from July 2004 to March 2008. Mr. Fleischer received a B.S. in Economics (summa cum laude) and an MBA in Finance and Management (with distinction) from the Stern School of Business at New York University.

Pursuant to the terms of the Agreement, Mr. Fleischer will work for the Company on a full-time basis and will receive an annual base salary of $320,000.  Mr. Fleischer may receive an annual cash bonus in an amount up to 100% of his base salary, as may be determined by the Board in its sole discretion. In addition, Mr. Fleischer will be granted 5,000,000 shares of the Company’s common stock, which shares will vest in four equal semi-annual installments commencing on July 2, 2013. The term of the Agreement is three years, and the Agreement will automatically renew for successive one-year periods, unless a notice of non-renewal is provided by either party at least sixty days prior to the expiration date of the term.

In the event Mr. Fleischer’s employment is terminated by the Company for cause (as defined in the Agreement) or as a result of death or disability, or if Mr. Fleischer terminates his employment without good reason (as defined in the Agreement), Mr. Fleischer will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination as well as retain any shares that have previously vested.

In the event Mr. Fleischer’s employment is terminated by the Company for any reason other than cause, death or disability, or if Mr. Fleischer terminates his employment for good reason, he will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination as well as any vested shares. In addition, he will be entitled to receive his base salary for twelve months following the date of termination, a cash amount equal to the greater of (i) $50,000 and (ii) the average of all annual cash bonuses received under the Agreement, and payment of all COBRA premiums for twelve months following the date of termination.

In the event Mr. Fleischer’s employment is terminated by the Company in connection with, or as a result of, a change of control (as defined in the Agreement), or if Mr. Fleischer terminates his employment for good reason following a change in control, he will be entitled to receive any accrued and unpaid base salary and employee benefits up to the date of termination. In addition, he will be entitled to receive his base salary for twelve months following the date of termination, a cash amount equal to the greater of (i) $50,000 and (ii) the average of all annual cash bonuses received under the Agreement, and payment of all COBRA premiums for twelve months following the date of termination. Furthermore, all of his unvested shares will vest as of the date of the consummation of the change in control.

The Agreement contains customary non-competition and non-solicitation provisions that extend to two years after termination of Mr. Fleischer’s employment with the Company.  Mr. Fleischer also agreed to customary terms regarding confidentiality and ownership of product ideas.

There are no family relationships between Mr. Fleischer and any of the Company’s directors or executive officers and the Company has not entered into any transactions with Mr. Fleischer that are reportable pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Agreement, dated as of January 2, 2013, by and between Glen R. Fleischer and MYOS Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2013

MYOS CORPORATION

By:	/s/ Peter Levy
Name: Peter Levy
Title: Chief Operating Officer